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                                                                     EXHIBIT 5.1

                                     (Date)

Board of Directors
Cupertino National Bancorp
20230 Stevens Creek Blvd.
Cupertino, California 95014

Re: Second Amended and Restated Agreement and Plan of Reorganization and Merger
   By and Between Mid-Peninsula Bancorp and
   Cupertino National Bancorp

Gentlemen:

    We have acted as counsel to Mid-Peninsula Bancorp, a California corporation and bank holding company ("Mid-Peninsula"), and its wholly-owned subsidiary, Mid-Peninsula Bank, a California state-chartered bank ("MPB"), in connection with the preparation, execution and delivery of that certain Second Amended and Restated Agreement and Plan of Reorganization and Merger dated August 20, 1996 (the "Agreement"), by and between Mid-Peninsula and Cupertino National Bancorp ("Cupertino"), pursuant to which Cupertino will be merged with and into Mid-Peninsula (the "Merger"). All capitalized terms used herein shall, unless otherwise defined herein or the context otherwise requires, have the meanings assigned to them in the Agreement.

    We also have: (a) reviewed and revised, insofar as they relate to
Mid-Peninsula, (i) the Registration Statement on Form S-4 (File No.       )
filed with the Securities and Exchange Commission (the "Commission") on        ,
1996 and the Joint Proxy Statement/Prospectus contained therein, as amended by Amendment No. 1 to said Registration Statement (including the Joint Proxy
Statement/ Prospectus contained therein) filed with the Commission on        ,
1996, as amended by Amendment No. 2 to said Registration Statement (including the Joint Proxy Statement/Prospectus contained therein) filed with the
Commission on        , 1996, relating to up to       shares of Common Stock, no
par value per share, of Mid-Peninsula (the "Mid-Peninsula Shares"), and (ii) the application of Mid-Peninsula to the Federal Reserve Board with respect to the Merger; and (b) participated in discussions with representatives of Mid-Peninsula and its accountants and financial advisors, and representatives of Cupertino and their counsel, accountants, and financial advisors.

    In our capacity as counsel to Mid-Peninsula, we have examined such corporate instruments, documents, proceedings and certificates of corporate officers as we have deemed appropriate in rendering the opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed, without investigation, the accuracy of representations and statements as to factual matters made by the officers and employees of Mid-Peninsula and Cupertino (and by government officials), and that representations and warranties made by Mid-Peninsula and Cupertino in the Agreement are true and accurate.

    As used in our opinions, the expression "to the best of our knowledge" means that, solely after an inquiry of attorneys within this firm who have performed legal services for Mid-Peninsula in connection with the Agreement and the transactions contemplated thereby, such other investigation, research and review as we have performed in the course of our services for Mid-Peninsula in connection therewith, and reliance upon certificates executed by one or more officers and/or directors of Mid-Peninsula covering such matters as are encompassed by our opinions, nothing has come to our attention which causes us to believe that the opinions are factually incorrect, but beyond that, we have made no independent factual investigation for the purpose of rendering the opinions, including, without limitation, with respect to our opinions in paragraphs 3 and 4 below, we have not conducted a search of the federal or state court records.
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Board of Directors
Cupertino National Bank
(Date)
Page 2

    While we have not verified, are not passing upon and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Registration Statement on Form S-4 or the Joint Proxy Statement/Prospectus with respect to Mid-Peninsula or MPB, we advise you that, in the course of our conduct of the procedures described in the preamble and qualifications to our opinion, nothing has come to our attention which would lead us to believe that, insofar as it relates to Mid-Peninsula or MPB, the
Joint Proxy Statement/Prospectus on        , 1996 (the date of the special
meeting of shareholders of Mid-Peninsula), except for the financial statements and schedules and the notes thereto and the other financial and statistical data included therein, as to which we express no opinion, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    Our opinions are subject to the following qualifications:

        1. Our opinion in paragraph 3 below is subject to (a) the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect affecting creditors' rights; and (b) general principles of equity, including, without limitation, (i) the effect of federal or state laws, rules or regulations and court decisions upon the enforceability of the remedies provisions contained in the Agreement, including but not limited to the position of the Commission that indemnification by an issuer of securities of its directors, officers and controlling persons for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act"), is against public policy expressed under the 1933 Act and is therefore unenforceable, and (ii) the effect of court decisions which have held that certain covenants and provisions of agreements are unenforceable where: (A) the breach of such covenants or provisions imposes restrictions or burdens upon a party and it cannot be demonstrated that the enforcement of such restrictions or burdens is reasonably necessary for the protection of the other party; or (B) a party's enforcement of such covenants or provisions under the circumstances would violate such party's implied covenants of good faith and fair dealing.

        2. Our opinions are limited to the effect of the laws of the State of California and the federal laws of the United States on the transactions contemplated by the Agreement, and we express no opinion as to matters governed by other laws.

        3. In making our examination of documents and instruments executed by persons or entities other than Mid-Peninsula, we have assumed, without investigation, the power and legal capacity of each such person or other entity to enter into and perform all its obligations under such documents and instruments, the due authorization by each such other person or entity of such documents and instruments, and the due execution and delivery by each such other person or entity of such documents and instruments.

        4. Our opinions are subject to and qualified by the items listed in the disclosure Schedules delivered pursuant to the Agreement, including any updatings and amendments thereof (the "Schedules"). We express no opinion regarding the accuracy, completeness or correctness of any matter contained or described in the Schedules and their effect, individually or in the aggregate, upon the transactions contemplated pursuant to the Agreement or any opinion given herein by us with respect to any matter affected by the Schedules and the content thereof, including, without limitation, any misstatements or omissions relating thereto.

        5. Our opinions are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.
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Board of Directors
Cupertino National Bank
(Date)
Page 3

        6. This opinion letter is dated as of the closing date of the Merger and, therefore, relates only to events that exist as of that time. We disclaim any obligation to update this opinion letter for any events, and any changes in law or the interpretation thereof, occurring after the date of this opinion letter.

        7. Our opinions in paragraph 2 relating to the valid issuance (and consequently the due authorization) of the outstanding shares of Mid-Peninsula Common Stock are based solely on representations by Mid-Peninsula to us, as to which we have made no independent review, inquiry or analysis.

    Based upon and subject to the foregoing, we are of the opinion that:

        1. Mid-Peninsula is duly organized and existing in good standing as a corporation under the laws of the State of California and is registered with the Federal Reserve Board as a bank holding company. Mid-Peninsula has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. MPB is a California banking corporation, duly organized and existing in good standing under the laws of the State of California, and is authorized by the California Superintendent of Banks to conduct a general commercial banking business in the State of California. MPB's deposits are insured by the Federal Deposit Insurance Corporation in the manner and to the extent provided by law. MPB has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

        2. The authorized capitalization of Mid-Peninsula consists of 6,000,000 shares of no par value common stock, of which, to the best of our knowledge, shares are issued and outstanding, and 4,000,000 shares of preferred stock, of which, to the best of our knowledge, no shares are issued or outstanding. All of the outstanding Mid-Peninsula Shares are validly issued, to the best of our knowledge fully paid, and nonassessable.

        3. The execution and delivery of the Agreement, the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of Mid-Peninsula. The Agreement and the Merger Agreement are valid and binding obligations of Mid-Peninsula, enforceable in accordance with their terms.

        4. The Mid-Peninsula Shares to be issued in the Merger will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

    This opinion letter is intended solely for your benefit and is not to be relied upon by any other person or entity. This opinion letter may not be furnished by you to any other person or entity, or quoted by you in any document, instrument or other writing, without our prior written consent.

                                          Sincerely,

                                          BRONSON, BRONSON & McKINNON LLP